Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diffusion Pharmaceuticals Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-206408 and No. 333-206409) on Form S-8 of Diffusion Pharmaceuticals Inc. of our report dated March 31, 2017, with respect to the consolidated balance sheets of Diffusion Pharmaceuticals Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, which report appears in the December 31, 2016 annual report on Form 10-K of Diffusion Pharmaceuticals Inc.

Our report dated March 31, 2017, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund its research and development activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

McLean, Virginia
March 31, 2017